Exhibit 99.1

BitMine Immersion Technologies, Inc. Announces Revenue Guidance of Almost $1 million from Self-Mining for Fiscal Second Quarter Ending February 29, 2024

Atlanta, GA - February 28, 2024

Atlanta, February 27, 2024 - BitMine Immersion Technologies, Inc. ("BitMine" or "the Company") (OTCQX: BMNR) is pleased to announce that it expects to record record quarterly self-mining revenue of approximately $925,000-$950,000 for the quarter ending February 29, 2024.

With all three sites operational and running smoothly, BitMine was able to take advantage of increased production as well as higher Bitcoin prices in order to produce record quarterly revenue, almost tripling its previous record self-mining revenue achieved in the first quarter of fiscal 2024.

Jonathan Bates, BitMine CEO, was quoted as saying, “We are extremely proud of our progress and results. We are looking forward to further expansion at all three of these sites, where we have room to deploy more machines. We are also exploring expansion to new sites, as well as researching innovative ways to add additional self-mining revenue. We look forward to sharing our plans and progress in the near future.”

About BitMine Immersion Technologies, Inc.

BitMine is a technology company focused on Bitcoin mining using immersion technology, an advanced cooling technique where computers are submerged in specialized oil circulated to keep units operating at optimal ambient temperature. Immersion technology is more environmentally friendly than conventional mining methodologies, while lowering operating expenses and increasing yield. BitMine's operations are located in low-cost energy regions in Trinidad, Pecos, Texas, and Murray, Kentucky.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements." The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine's control, including those set forth in the Risk Factors section of BitMine's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on December 14, 2023, and its Quarterly Report on Form 10-Q filed with the SEC on January 12, 2024, and any other SEC filings, as amended or updated from time to time. Copies of BitMine's filings with the SEC are available on the SEC's website at www.sec.gov/edgar/searchedgar/companysearch. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates, Chairman and CEO